Exhibit 10.a

FIRST AMENDED & RESTATED

DEBT EXCHANGE AGREEMENT

Contract Date: September 4, 2024

Amendment Date: October 3, 2024

“Parties” (each a “Party”):

“Eastside”	Eastside Distilling, Inc. 2321 NE Argyle Street, Unit D Portland, OR 97211 Email: ggwin@eastsidedistilling.com

“Craft”	Craft Canning & Bottling, LLC 2321 NE Argyle Street, Unit D Portland, OR 97211 Email: ggwin@eastsidedistilling.com

“SPV”	The B.A.D. Company, LLC c/o District 2 Capital Fund LP 14 Wall Street, 2d Floor Huntington, NY 11743 Email: michael@district2capital.com

“Aegis”	Aegis Security Insurance Company 4431 N. Front Street, Suite 200 Harrisburg, PA 17110 Email: wwollyung@aegisinsco.com

“Bigger”	Bigger Capital Fund, LP 11700 W Charleston Blvd 170-659 Las Vegas, NV 89135 Email: biggercapital@gmail.com

“District 2”	District 2 Capital Fund LP 14 Wall Street, 2nd Floor Huntington, NY 11743 Email: michael@district2capital.com As used herein, “Bigger/D2” will refer to Bigger and District 2, collectively.

“LDI”	LDI Investments, LLC P.O. Box 1641 Rancho Santa Fe, CA 92067 Email: kilkenny_patrick@yahoo.com

“Esping”	William Esping Address Address Email

“WPE”	WPE Kids Partners Address Address

“Grammen”	Robert Grammen Address Address Email:

Premises:

A.	Aegis, LDI, Bigger and District 2 are secured creditors of Eastside, although Bigger and District 2 also hold unsecured debt issued by Eastside. Esping, WPE and Grammen are unsecured creditors of Eastside. SPV is the record owner of all of the Series C Preferred Stock issued by Eastside. Aegis, LDI, Bigger, District 2, Esping, WPE, Grammen and SPV are referred to herein as the “Investors”.

B.	Simultaneous with the execution of this agreement, Eastside is entering into a Plan and Agreement of Merger and Reorganization (the Merger Agreement”) with Beeline Financial Holdings, Inc. (“Beeline”), pursuant to which, upon satisfaction of certain conditions precedent, Eastside will acquire ownership of Beeline (the “Merger”).

C.	Among the conditions precedent to the Merger is the reorganization of Eastside’s debt and certain changes to its capital structure, as set forth in this Debt Exchange Agreement.

D.	The Investors believe that the Merger will serve their individual interests as well as those of Eastside and, accordingly, are willing to participate in the reorganization of Eastside’s debt and the changes to its capital structure, subject to completion of the Merger and on the terms and subject to the conditions set forth in this Agreement.

Premises to First Amendment:

A.	The parties wish to correct an error in the definition of Craft Exchange Debt in the Agreement, as well as certain other typographical errors in the Agreement,

B.	The SPV Members have agreed to distribute to the SPV Members the 117,586 shares of SC Preferred held by the SPV, and the Parties to this Agreement wish to amend certain terms of this Agreement that will be affected by that distribution.

Agreement:

1.	Closing. The “Closing” of the transactions undertaken herein will take place on the Closing Date determined pursuant to the terms of the Merger Agreement (the “Merger Closing Date”) and simultaneous with the Closing of the Merger.

2.	Definitions.

Securities and Instruments Issued or to be Issued by Eastside

“Bigger/D2 TQLA Notes” identifies four (4) unsecured instruments, each titled “Promissory Note” and dated September 29, 2023, in the aggregate principal amount of $7,517,467, consisting of (1) an Amended and Restated Promissory Note in the principal amount of $2,844,675 issued by Eastside to Bigger (the “First Bigger TQLA Note”), (2) an Amended and Restated Promissory Note in the principal amount of $162,312 issued by Eastside to Bigger (the “Second Bigger TQLA Note”), (3) a Promissory Note in the principal amount of $4,267,013 issued by Eastside to District 2 (the “First District 2 TQLA Note”) and (4) a Promissory Note in the principal amount of $243,467 issued by Eastside to District 2 (the “Second District 2 TQLA Note”), each as amended, amended and restated, supplemented or otherwise modified from time to time.

“Convertible Notes” identifies two (2) instruments, each titled “Amended and Restated Secured Convertible Promissory Note” and dated September 29, 2023, in the aggregate principal amount of $399,290, consisting of: (1) an Amended and Restated Secured Convertible Promissory Note in the principal amount of $199,645 issued by Eastside to Bigger (the “Bigger Secured Convertible Note”) and (2) aa Amended and Restated Secured Convertible Promissory Note in the principal amount of $199,645 issued by Eastside to District 2 (the “District 2 Secured Convertible Note”), each as amended, amended and restated, supplemented or otherwise modified from time to time.

“Craft Exchange Assets” means the Craft Exchange Debt plus 31,234 shares of SC Preferred to be owned by the SPV Members plus 119,873 shares of Eastside common stock to be owned by the SPV Members.

“Craft Exchange Debt” means the aggregate of the following:

●	the Senior Debt;
●	$784,525 of principal owed by Eastside to Bigger pursuant to the First Bigger TQLA Note;
●	The Second Bigger TQLA Note;
●	$1,098,422 owed by Eastside to District 2 pursuant to the First District 2 TQLA Note;
●	The Second District 2 TQLA Note;
●	$69,660 owed by Eastside to Esping pursuant to the Esping TQLA Note;
●	$78,764 owed by Eastside to WPE pursuant to the WPE TQLA Note; and
●	$28,019 owed by Eastside to Grammen pursuant to the Grammen TQLA Note.

“First Senior Note” identifies an instrument titled “Amended and Restated Secured Promissory Note” dated September 29, 2023 in the principal amount of $2,638,291 issued by Eastside to Aegis, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Notes” means the Convertible Notes, the First Senior Note, the Whiskey Notes and the Bigger/D2 Unsecured Notes, collectively.

“Other Investor TQLA Notes” identifies three (3) unsecured instruments, each titled “Promissory Note”, in the aggregate principal amount of $577,884, consisting of (1) a Promissory Note in the principal amount of $228,174 issued by Eastside to Esping (the “Esping TQLA Note”), (2) a Promissory Note in the principal amount of $257,970 issued by Eastside to WPE (the “WPE TQLA Note”), and (3) a Promissory Note in the principal amount of $91,740 issued by Eastside to Grammen (the “Grammen TQLA Note”)

“SC Preferred” means the Series C Preferred Stock of Eastside, par value $0.0001 per share.

“SD Preferred” means the Series D Preferred Stock of Eastside, par value $0.0001 per share.

“SE Preferred” means the Series E Preferred Stock of Eastside, par value $0.0001 per share.

“Senior Debt” means the Convertible Notes, the First Senior Note and the Whiskey Notes, collectively.

“Spirits Common” means the Common Stock of Spirits, Inc., $0.0001 par value.

“Whiskey Notes” means the three (3) secured instruments, each titled “2024 Secured Note”, issued by Eastside on May 15, 2024 in the aggregate principal amount of $1,100,000, consisting of (1) a 2024 Secured Note in the principal amount of $275,000 issued by Eastside to Bigger (the “Bigger Whiskey Note”), (2) a 2024 Secured Note in the principal amount of $275,000 issued by Eastside to District 2 (the “District 2 Whiskey Note”), and (3) a 2024 Secured Note in the principal amount of $550,000 issued by Eastside to LDI (the “LDI Whiskey Note”).

Other Defined Terms

“Agreement” means this First Amended & Restated Debt Exchange Agreement

“Beeline” means Beeline Financial Holdings, Inc., a Delaware corporation

“Craft” means Craft Canning + Bottling LLC, an Oregon limited liability company and wholly-owned subsidiary of Eastside.

“Creditors” means the holders of the Senior Debt and the Other Investors, collectively.

“Merger Agreement” means the Plan and Agreement of Merger and Reorganization dated September 3, 2024 among Eastside, East Acquisition Inc. and Beeline.

“Other Investors” means Esping, WPE and Grammen, collectively.

“SPV Members” means Bigger, District 2, Aegis and LDI.

“Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on a Trading Market (as defined below) or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by OTC Markets Group Inc. (formerly OTC Markets Inc.) (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a business day.

“Trading Market” means as of any date, any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or the OTC Markets QB Tier (or any successors to any of the foregoing).

I. PREPARATION

3.	Amendment of Designation of Series C Preferred Stock. Simultaneous with the execution of this Agreement, the SPV and Eastside shall execute the “Filing Consent” in the form annexed hereto as Appendix A authorizing the filing of the SC Amendment. Immediately before the Closing, Eastside shall file with the Secretary of State of Nevada the “Amendment of Designation of Series C Preferred Stock of Eastside Distilling, Inc.” (the “SC Amendment”) in the form annexed hereto as Appendix A.

4.	Designation of Series D Preferred Stock. Promptly after the execution of this Agreement, Eastside shall file with the Secretary of State of Nevada the “Certificate of Designation Establishing Series D Preferred Stock of Eastside Distilling, Inc.” (the “SD Certificate of Designation”). The SD Certificate of Designation shall consist of a cover page in the form mandated by the Secretary of State of Nevada and Exhibit A thereto in the form annexed hereto as Appendix B setting forth the relative rights, preferences, privileges and limitations of 255,474 shares of the SD Preferred.

5.	Designation of Series E Preferred Stock. Promptly after the execution of this Agreement, Eastside shall file with the Secretary of State of Nevada the “Certificate of Designation Establishing Series E Preferred Stock of Eastside Distilling, Inc.” (the “SE Certificate of Designation”). The SE Certificate of Designation shall consist of a cover page in the form mandated by the Secretary of State of Nevada and Exhibit A thereto in the form annexed hereto as Appendix C setting forth the relative rights, preferences, privileges and limitations of 200,000 shares of the SD Preferred.

6.	Distribution by SPV to SPV Members; Conversion of SC Preferred. Promptly after execution of this Agreement, the SPV will distribute 117,586 shares of SC Preferred, being all of the SC Preferred owned by the SPV, to the SPV Members in proportion to the equity interest of each SPV Member in the SPV: i.e. 29,396.5 shares to Bigger, 29,396.5 shares to District 2, 34,288 shares to Aegis and 24,505 shares to LDI. Promptly after receipt of the SC Preferred, each SPV Member will convert a portion of its shares of SC Preferred into common stock, as follows: Bigger will convert 21,588 SC Preferred shares into 198,362 common shares; District 2 will convert 21,588 SC Preferred shares into 198,362 common shares; Aegis will convert 25,180 SC Preferred shares into 231,369 common shares; and LDI will convert 17,996 SC Preferred shares into 165,355 common shares.

7.	Transfer to Craft. Immediately prior to the Closing, Eastside will assign to Craft, from Eastside’s inventory, the sum of seven hundred fifty (750) barrels of spirits less barrels sold by Eastside in the third quarter of 2024 (the “Craft Barrels”). The identity of the specific barrels to be transferred shall be determined by the management of Eastside. Without the written consent of the holders of a majority by principal amount of the Senior Debt, Craft will not sell, transfer or assign any of the Craft Barrels, other than pursuant to the exercise of a right of foreclosure held on this date by a holder of Senior Debt. By execution hereof, the holders of Whiskey Notes consent to the transfer of the Craft Barrels pursuant to this Section 7.

8.	Craft Lenders Acquisition Co. Promptly after the execution of this Agreement, the Creditors will file with the Oregon Secretary of State Articles of Organization of Craft Lenders Acquisition Co., LLC, an Oregon limited liability company (“Craft Lenders”). The Creditors and SPV will also adopt an Operating Agreement for Craft Lenders designating Patrick Kilkenny as Manager and with such other terms as to which they may agree. The Operating Agreement will reflect ownership of Craft Lenders by the Creditors and SPV in the following proportions:

Aegis	34.954%	Esping	0.76%
LDI	11.176%	WPE	0.86%
Bigger	23.205%	Grammen	0.31%
District 2	28.735%

9.	Organization of Spirits Inc. Promptly after the execution of this Agreement, Eastside will cause a corporation to be organized in Nevada with the name “Spirits Inc.” The articles of incorporation of Spirits Inc. will contain standard provisions for a Nevada corporation. Immediate upon the organization of Spirits Inc., Eastside shall contribute to Spirits Inc. all of its inventory of spirits and all of its spirits brands and related intellectual property, and Spirits Inc. shall issue to Eastside one million (1,000,000) shares of Spirits Common. By execution hereof, the holders of Whiskey Notes consent to the transfer of spirits inventory pursuant to this Section 9.

10.	Employment Agreement. Immediate upon the organization of Spirits Inc., Spirits Inc. will enter into an employment agreement with Geoffrey Gwin (the “Employment Agreement”), pursuant to which Geoffrey Gwin will serve as Chief Executive Officer of Spirits Inc. until the earlier of (a) the date on which Spirits Inc. is liquidated, (b) the date on which Eastside ceases to own a majority of the voting power in Spirits Inc., or (c) the date on which Geoffrey Gwin resigns from his position as CEO of Spirits Inc. The Employment Agreement shall provide for a salary of Three Hundred Fifty Thousand Dollars ($350,000) to be paid by Spirits Inc. to Mr. Gwin, except that the salary will be reduced by any amount paid by Eastside to Mr. Gwin in cash or equity securities as compensation for services as an officer of Eastside. The Employment Agreement shall have such other terms as are appropriate for the employment of an officer of a subsidiary of a public company.

II. THE CLOSING

11.	Exchange of Notes and Securities. If the Merger Agreement has been executed and remains in full force and effect, and there has been no breach of any covenant in the Merger Agreement that has not been fully remedied, and the parties to the Merger Agreement have expressed their intent to close the Merger, then on the Closing Date, the following transactions will take place online.

a.	At the Closing, Eastside will issue 255,474 shares of SD Preferred (the “SD Exchange Shares”) as follows: 99,055 SD Exchange Shares to Bigger and 156,419 SD Exchange Shares to District 2, and will deliver to Bigger and District 2 notices issued by Eastside’s transfer agent reciting the book entry to the accounts of Bigger and District 2 of the SD Exchange Shares. The SD Exchange Shares will be issued by Eastside to Bigger in satisfaction of $990,552 of principal owed by Eastside to Bigger pursuant to the First Bigger TQLA Note. The SD Exchange Shares will be issued to District 2 in satisfaction of $1,564,194 of principal owed by Eastside to District 2 pursuant to the First District 2 TQLA Note.

b.	At the Closing, Eastside will issue 200,000 shares of SE Preferred (the “SE Exchange Shares”) as follows: 80,000 SE Exchange Shares to Bigger and 120,000 SE Exchange Shares to District 2, and will deliver to Bigger and District 2 notices issued by Eastside’s transfer agent reciting the book entry to the accounts of Bigger and District 2 of the SE Exchange Shares. The SE Exchange Shares will be issued by Eastside to Bigger in satisfaction of $800,000 of principal owed by Eastside to Bigger pursuant to the First Bigger TQLA Note. The SE Exchange Shares will be issued to District 2 in satisfaction of $1,200,000 of principal owed by Eastside to District 2 pursuant to the First District 2 TQLA Note.

c.	At the Closing, Eastside will transfer 82,626 shares of Spirits Common as follows: 33,050 shares of Spirits Common to Bigger and 49,576 shares of Spirits Common to District 2, and will deliver to Bigger and District 2 notices issued by Spirits’ transfer agent reciting the book entry to the accounts of Bigger and District 2 of the Spirits Common shares. The Spirits Common shares will be transferred by Eastside to Bigger in satisfaction of $269,598 of principal owed by Eastside to Bigger pursuant to the First Bigger TQLA Note. The Spirits Common shares will be transferred by Eastside to District 2 in satisfaction of $404,397 of principal owed by Eastside to District 2 pursuant to the First District 2 TQLA Note.

d.	At the Closing, Eastside will transfer 26,273 shares of Spirits Common as follows: 10,373 shares of Spirits Common to Esping, 11,728 shares of Spirits Common to WPE, and 4,172 shares of Spirits Common to Grammen, and will deliver to Esping, WPE and Grammen notices issued by Spirits’ transfer agent reciting the book entry to the accounts of Esping, WPE and Grammen of the Spirits Common shares. The Spirits Common shares will be transferred by Eastside to Esping in satisfaction of $84,587 of principal owed by Eastside to Esping pursuant to the Esping TQLA Note. The Spirits Common shares will be transferred by Eastside to WPE in satisfaction of $95,642 of principal owed by Eastside to WPE pursuant to the WPE TQLA Note. The Spirits Common shares will be transferred by Eastside to Grammen in satisfaction of $34,023 of principal owed by Eastside to Grammen pursuant to the Grammen TQLA Note.

e.	At the Closing, Eastside will issue 190,000 shares of its common stock as follows: 75,037 shares to Esping, 84,819 shares to WPE and 30,144 shares to Grammen, and will deliver to Esping, WPE and Grammen notices issued by Eastside’s transfer agent reciting the book entry to the accounts of Esping, WPE and Grammen of the Eastside common stock. The Eastside common stock will be issued to Esping in satisfaction of $73,927 of principal owed by Eastside to Esping pursuant to the Esping TQLA Note. The Eastside common stock will be issued by Eastside to WPE in satisfaction of $83,564 of principal owed by Eastside to WPE pursuant to the WPE TQLA Note. The Eastside common stock will be issued by Eastside to Grammen in satisfaction of $29,698 of principal owed by Eastside to Grammen pursuant to the Grammen TQLA Note.

III. CRAFT-FOR-DEBT EXCHANGE

12.	Exchange of Debt. At the Closing, the holders of the Craft Exchange Debt will surrender to Eastside for cancellation the instruments representing the Craft Exchange Debt, and Craft Lenders will issue to those holders unsecured promissory notes maturing on the first anniversary of the Merger Closing (the “Craft Replacement Notes”). Each holder of Craft Exchange Debt will receive from Craft Lenders a Craft Replacement Note with the following terms identical to the terms of the Craft Exchange Debt surrendered by that holder: principal amount and interest rate. The Craft Exchange Debt will provide for quarterly payments of interest and payment of principal on the maturity date of the Craft Replacement Notes.

13.	Surrender of Shares. At the Closing, each of the SPV Members will deliver to Eastside a notice of transfer of shares of SC Preferred in form satisfactory to Eastside’s transfer agent. The number of shares of SC Preferred transferred by each SPV Member shall be: Bigger – 7,808.5 shares; District 2 – 7,808.5 shares; Aegis – 9,108 shares; and LDI – 6,509 shares. In addition, at the Closing, each of the SPV Members will deliver to Eastside a notice of transfer of Eastside common stock in form satisfactory to Eastside’s transfer agent. The number of shares of Eastside common stock transferred by each SPV Member shall be: Bigger – 29,968 shares; District 2 – 29, 968 shares; Aegis – 34,955 shares; and LDI – 24,982 shares. The signature of the SPV Member on the notice of transfer shall be medallion-guaranteed. Promptly after the Closing, Eastside will cause its transfer agent to issue to each SPV Member a notice of book entry reciting that SPV Member’s ownership of Eastside common stock that will remain owned by SPV after the Closing – i.e. Bigger – 168,394 shares; District 2 – 168,394 shares; Aegis – 196,414 shares; and LDI – 140,373 shares.

14.	Craft Merger. At the Merger Closing, in consideration of the surrender of the Craft Exchange Assets by the members of Craft Lenders and SPV’s execution of the Filing Consent, the Manager of Craft and the Manager of Craft Lenders will execute Articles of Merger of Craft with and into Craft Lenders (the “Craft Merger Articles”), and the parties shall cause the Craft Merger Articles to be filed with the Secretary of State of the State of Oregon. Upon such filing, Eastside shall cease to have any legal or equitable interest in Craft. Eastside will cause the books and records of Craft to be delivered to the Manager of Craft Lenders, accompanied by such instruments and information as Craft Lenders requires to assume operational control over the business and financial operations previously carried on by Craft.

IV. EFFECT OF EXCHANGES

15.	Release of Accrued Liability. Effective on the completion of the Closing, in consideration of the undertakings herein, each of the Creditors hereby releases and discharges Eastside from all liability, including liability for accrued and unpaid interest, arising under the Notes or under the Other Investor TQLA Notes, as applicable.

16.	Full Satisfaction; Release of Liens. The Parties hereby acknowledge that the several exchanges carried out pursuant to this Debt Exchange Agreement have fully satisfied the obligations of Eastside arising from any of the following instruments: the Bigger/D2 TQLA Notes, the Convertible Notes, the First Senior Note, the Other Investor TQLA Notes and the Whiskey Notes. Promptly after the Closing, the Creditors will each file in all applicable jurisdictions UCC-3 forms terminating their liens on the assets of Eastside.

V. POST-CLOSING EXCHANGES

17.	Supplemental Sale of Spirits. On November 7, 2024, Eastside will transfer 361,101 shares of Spirits Common to the SPV Members, as follows: 90,275 Spirits shares to Bigger, 90,275 Spirits shares to District 2, 105,297 Spirits shares to Aegis, and 75,254 Spirits shares to LDI. Eastside will deliver to each of the SPV Members a notice issued by Spirits’ transfer agent reciting the book entry to the account of that SPV Member of the Spirits Common shares. The Spirits Common shares will be transferred by Eastside to the SPV Members in consideration of the surrender by the SPV Members to Eastside of a total of 580,899 shares of Eastside common stock, as follows: by Bigger: 145,225 shares of Eastside common stock; by District 2: 145,225 shares of Eastside common stock; by Aegis: 169,390 shares of Eastside common stock; and by LDI: 121,059 shares of Eastside common stock.

VI. OTHER COVENANTS

18.	Available Shares.

a.	Reservation and Authorization of Shares. Eastside covenants that, as soon as practicable and during the period when any of the Derivatives are outstanding, it will reserve for issuance to SPV, Bigger and District 2 pursuant to conversions and/or exercises of Derivatives (as defined below), from its authorized and unissued Common Stock a number of shares equal to two hundred percent (200%) of the Potential Shares (the “Requisite Reserve”). As used herein, the term “Derivatives” means the outstanding SC Preferred, SD Preferred, SE Preferred, and such warrants as are owned by Bigger or District 2, all to the extent they are outstanding, and the term “Potential Shares” means the number of shares of Common Stock into which the Derivatives could be converted or for which the Derivatives could be exercised as of completion of the Merger Closing. Eastside further covenants that its execution of this Agreement shall constitute full authority to its officers who are charged with the duty of issuing the necessary shares upon the conversion or exercise of Derivatives. Eastside will take all such reasonable action as may be necessary to assure that such Potential Shares may be issued without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. Eastside covenants that all Potential Shares that may be issued upon the exercise or conversion of a Derivative will, upon such conversion or exercise and payment of the purchase price, if any, be duly authorized, validly issued, fully paid, and nonassessable and free from all taxes, liens, and charges created by Eastside in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

b.	Stockholder Approval. Eastside will use commercially reasonable efforts to obtain from its stockholders as soon as possible following the date hereof such approval as is required by applicable law and/or rules of the Trading Market to effect all material terms of this Agreement (the “Stockholder Approval”), including without limitation approval to amend its articles of incorporation to increase its authorized Common Stock to a number of shares that equals or exceeds ten million (10,000,000) shares.

19.	Conversion Shares; Transfer Agent.

a. If at any time the Common Shares issuable upon conversion of a Derivative (the “Conversion Shares”) are eligible for resale under Rule 144 promulgated by the Securities and Exchange Commission (the “Commission”) under the 1933 Act, Eastside covenants to, upon the written request of a holder of a Derivative, use best efforts to cause the removal of any legend from the Conversion Shares (including by delivering an opinion of Eastside’s counsel to Eastside’s transfer agent at its own expense to ensure the foregoing). Eastside expressly acknowledges that Rule 144(d)(3)(ii) promulgated under the 1933 Act, as currently in effect, provides that the Conversion Shares issued upon any conversion of the Derivative shall be deemed to have been acquired at the same time as the Derivative, and agrees not to take any position to the contrary.

b. Following the date on which Rule 144 becoming available for the resale of securities without the requirement for Eastside to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions, upon request of a holder of a Derivative, Eastside shall cause its counsel to issue to its transfer agent a legal opinion directing the transfer agent to take action in accordance with this Section 19(b). Any fees (with respect to the transfer agent, Eastside’s counsel or otherwise) associated with the issuance of such opinion or the removal of such legend shall be borne by Eastside. Following such time as a legend is no longer required for the Conversion Shares, Eastside will no later than two (2) Trading Days following the delivery by a holder of a Derivative to Eastside of a legended book entry statement representing Conversion Shares (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) (such second (2nd) Trading Day, the “Legend Removal Date”), deliver or cause to be delivered via the Depository Trust Company to the holder such securities that are free from all restrictive and other legends. Eastside may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 19(b).

c. Eastside acknowledges that a breach by it of its obligations under this Section 19 will cause irreparable harm. Accordingly, Eastside acknowledges that the remedy at law for a breach of its obligations under this Section 19 will be inadequate and agrees, in the event of a breach or threatened breach by Eastside of the provisions of this Section 19, that the affected holder shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

d. If Eastside shall fail for any reason or for no reason to issue via the Depository Trust Company to a holder of a Derivative (the “Holder”) Common Stock that is free from all restrictive and other legends within two (2) Trading Days of receipt of all documents necessary for the removal of the legend on the Common Stock, then, in addition to all other remedies available to the Holder, if on or after the Trading Day immediately following such two (2) Trading Day period, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock that the Holder anticipated receiving from Eastside without any restrictive legend (a “Buy-In”), then Eastside shall, within two (2) Trading Days after the Holder’s request and in the Holder’s sole discretion, (A) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions). The Holder shall provide Eastside written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to the Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by Eastside. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Eastside’s failure to timely deliver shares of Common Stock upon conversion of a Derivative as required pursuant to the terms hereof.

e. Eastside agrees to maintain a transfer agent that is a participant in the Fast Automated Securities Transfer Program (FAST) so long as any shares of SC, SD or SE Preferred are outstanding.

VII. REPRESENTATIONS AND WARRANTIES

20.	Representations by Holders. Each of Bigger, District 2, Esping, WPE and Grammen (a “Holder”) represents and warrants to Eastside as follows:

a.	Holder’s Qualification. The Holder is an “accredited investor”, as such term is defined in Regulation D promulgated under the 1933 Act. Its principals are experienced in investments and business matters, have made investments of a speculative nature, and have such knowledge and experience in financial, tax, and other business matters as to enable the Holder to utilize the information made available by Eastside to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.

b.	Nature of Investment. The Holder is able to bear the risk of this investment for an indefinite period and to afford a complete loss thereof. The Holder is acquiring the SD Preferred, SE Preferred or Eastside common stock for the Holder’s own account for investment and not with a view toward any public offering, resale or distribution of the securities or their derivatives.

c.	Information on Eastside. The Holder has been furnished with or has had access at the EDGAR Website to Eastside’s Form 10-K for the year ended December 31, 2023 and all reports, schedules, forms, statements and other documents required to be filed by it with the Commission (collectively, the “Reports”). In addition, the Holder has received in writing from Eastside such other information concerning its operations, financial condition, and other matters as the Holder has requested in writing, and considered all factors the Holder deems material in deciding on the advisability of investing in the Eastside’s equity securities.

d.	Restricted Security. The Holder is aware that the sale of the SD Preferred, SE Preferred and Eastside common stock has not been registered under the Securities Act of 1933, as amended (the “1933 Act”) or under the securities laws of any country, state or province. Therefore, those securities cannot be resold without registration under the 1933 Act or unless an exemption from registration is available.

21.	Representations by Eastside. As of the date hereof, Eastside represents and warrants the following, except as set forth in the Reports (but (i) without giving effect to any amendment thereof filed with, or furnished to the Commission on or after the date hereof and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature):

a.	Due Incorporation. Eastside is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as disclosed in the Reports. Eastside is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. For purpose of this Agreement, a “Material Adverse Effect” shall mean a material adverse effect on the financial condition, results of operations, properties or business of Eastside taken as a whole.

b.	Authority; Enforceability. This Agreement and any other agreements delivered together with this Agreement or in connection therewith (collectively “Transaction Documents”) have been duly authorized, executed, and delivered by Eastside and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. Eastside has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder, including, without limitation, (i) the issuance of the SD Preferred SE Preferred and common stock and (ii) the reservation and issuance of the SD Conversion Shares and SE Conversion Shares in accordance with their Certificates of Designation and the terms of this Agreement (subject to any Stockholder Approval that may be required).

c.	Consents. No consent, approval, authorization, or order of any court, governmental agency or body or arbitrator having jurisdiction over Eastside, or any of its Affiliates, any Trading Market, or Eastside’s stockholders is required for the execution by Eastside of the Transaction Documents or, except for any Stockholder Approval that may be required under the terms of this Agreement, the compliance and performance by Eastside of its obligations under the Transaction Documents, including, without limitation, (i) the issuance and sale of the SD Preferred and SE Preferred and common stock and (ii) the reservation and issuance of the SD Conversion Shares and SEC Conversion Shares in accordance with their Certificates of Designation and the terms of this Agreement. Except as disclosed in Current Reports on Form 8-K, Eastside is not in violation of the requirements of the Trading Market and has no knowledge of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock in the foreseeable future.

d.	Litigation. Except as set forth in the Reports, there is no pending or, to the best knowledge of Eastside, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Eastside, or any of its Affiliates that would affect the execution by Eastside of, or the performance by Eastside of its obligations under, the Transaction Documents. Except as disclosed in the Reports, there is no pending or, to the best knowledge of Eastside, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Eastside, or any of its Affiliates which litigation, if adversely determined, would have a Material Adverse Effect.

e.	Information Concerning Eastside. During the two (2) years prior to the date hereof, Eastside has timely filed all Reports required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended. The Reports contain all the information required to be disclosed therein under applicable law, rules and regulations of the Commission and applicable accounting requirements as of their respective dates. As of their respective dates, the financial statements of Eastside included in the Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Eastside as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). Since the last day of the fiscal year of the most recent audited financial statements included in the Reports (“Latest Financial Date”), and except as modified in the Reports, there has been no Material Adverse Event relating to Eastside’s business, financial condition, or affairs not disclosed in the Reports. The Reports do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made.

f.	Intellectual Property. Eastside has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with its businesses as described in the Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and Eastside has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated, or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Except as disclosed in the Reports, Eastside has not received, since the Latest Financial Date, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a Material Adverse Effect. To the knowledge of Eastside, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

g.	No Undisclosed Events, Liabilities, Developments, or Circumstances. Except as disclosed in the Reports, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to Eastside or any of its businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that (i) would be required to be disclosed by Eastside under applicable securities laws on a registration statement on Form S-1 filed with the Commission relating to an issuance and sale by Eastside of its Common Stock and which has not been publicly announced, (ii) could have a material adverse effect on the Parties’ investments hereunder, or (iii) could have a Material Adverse Effect.

h.	Rule 144(i). Eastside is not an issuer under Rule 144(i) of the 1933 Act.

VIII. MISCELLANEOUS

22.	General

a.	Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Each Party irrevocably consents to the exclusive jurisdiction of any court within the State of Nevada (except for purposes of enforcing a judgment), including, federal courts with concurrent jurisdiction, for the purpose of resolving any dispute arising under this Agreement. Each Party waives any objection to venue or inconvenience of the forum in any such court.

b.	Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek one or more preliminary and final injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

c.	Amendments. This Agreement may not be modified or amended except pursuant to a written instrument executed by all of the Parties.

d.	Notices. Any notice with respect to this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) or sent via electronic mail to the recipient at the address indicated on the first page hereof or such other address or to the attention of such other Person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given (i) at the time and on the date personally delivered if delivered by hand, (ii) on that date that is one (1) business day following the mailing of such notice by reputable overnight courier service, or (iii) at the time and on the date shown in a delivery confirmation report generated by the sender’s email system which indicates that delivery of the email to the recipient’s email address has been completed, if sent by electronic mail.

e.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf, or other electronic signatures shall be deemed acceptable and binding.

(The remainder of this page is intentionally blank.)

IN WITNESS WHEREOF, the parties have executed this Agreement.

EASTSIDE DISTILLING, INC.		CRAFT CANNING + BOTTLING, LLC

By:	/s/ Geoffrey Gwin	By:	/s/ Geoffrey Gwin
	Geoffrey Gwin, CEO		Geoffrey Gwin, Manager

BIGGER CAPITAL FUND, LP		DISTRICT 2 CAPITAL FUND LP

By:	Bigger Capital Fund GP, LLC	By:	District 2 GP, LLC

By:	/s/ Michael Bigger	By:	/s/ Michael Bigger
	Michael Bigger, Managing Member		Michael Bigger, Managing Member

LD INVESTMENTS, LLC		AEGIS SECURITY INSURANCE COMPANY

By:	/s/ Patrick Kilkenny	By:	/s/ Patrick Kilkenny
	Patrick Kilkenny, Managing Member		Patrick Kilkenny, Managing Member

THE B.A.D. COMPANY, LLC		WPE KIDS PARTNERS

By:	Bigger Capital, LLC	By:	/s/ William Esping
William Esping

By:	/s/ Michael Bigger	/s/ William Esping
	Michael Bigger, Manager	William Esping

/s/ Robert Grammen
Robert Grammen

APPENDICES: Appended to the September 4 Agreement.

A.	Filing Consent

B.	Exhibit A to Certificate of Designation of Series D Preferred Stock

C.	Exhibit A to Certificate of Designation of Series E Preferred Stock